Exhibit 3.1 AMENDMENT TO BYLAWS OF PINNACLE FINANCIAL PARTNERS, INC. This Amendment is made to the bylaws of Pinnacle Financial Partners, Inc. (the “Corporation”) (the “Bylaws”) as of the 29th day of July, 2026. WHEREAS, the Corporation desires to amend the Bylaws in order to amend Article XIII, Section 2(ii)(iv)(x), which sets forth the Vice Chairman Succession Date applicable to Robert A. McCabe, and Article XIII, Section 2(iii), in each case to extend Mr. McCabe’s service as Vice Chairman of the Boards of Directors and as Chief Banking Officer of the Corporation and of Pinnacle Bank by an additional year; and WHEREAS, after consideration, the Board of Directors of the Corporation has unanimously determined that it is in the best interests of the Corporation, and its shareholders, to amend the Bylaws in this regard. NOW, THEREFORE, BE IT RESOLVED, that the Bylaws are hereby amended by deleting the phrase “first anniversary of the Effective Time and” set forth in Article XIII, Section 2(ii)(iv)(x) and replacing it with the phrase “second anniversary of the Effective Time and”. RESOLVED, that the Bylaws are hereby amended by deleting the phrase “(or in the case of Mr. McCabe, during the one-year period following the Effective Time)” set forth in Article XIII, Section 2(iii). As amended herein, the Bylaws shall remain in full force and effect. Pinnacle Financial Partners, Inc. By: /s/ Mary Maurice Young Name: Mary Maurice Young Its: Deputy General Counsel and Corporate Secretary